Amendment no. 2 to ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 2 TO ADMINISTRATION AGREEMENT (this “Amendment”), made this 13th day of June 2018 (the “Amendment Effective Date”), by and between Gallery Trust, a Delaware statutory trust (the “Trust”), Mondrian Investment Partners Limited (the “Investment Advisor”) and SEI Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS:

A.	The parties entered into an Administration Agreement dated as of January 8, 2016 (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administrative and accounting services to the Trust; and

B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule I (Portfolios). Schedule I (Portfolios) is hereby deleted in its entirety and replaced with the Schedule I attached hereto as Attachment 1.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator and the Funds and each of their respective permitted successors and assigns.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		GALLERY TRUST

By:	/s/ John Alshefski	By:	/s/ Michael Beattie
Name:	John Alshefski	Name:	Michael Beattie
Title:	SVP	Title:	President

INVESTMENT ADVISOR:

MONDRIAN INVESTMENT PARTNERS LIMITED

By:	/s/ David Tilles
Name:	David Tilles
Title:	Executive Chairman

ATTACHMENT 1

SCHEDULE I

Portfolios

Mondrian International Equity Fund

Mondrian Emerging Markets Equity Fund

Mondrian International Government Fixed Income Fund

3